Liberty Oilfield Services Inc. Announces Executive Management Salary Reduction Plan
March 12, 2020
Denver - (Business Wire) - Liberty Oilfield Services Inc. (NYSE: LBRT; “Liberty” or the “Company”) has implemented a salary reduction plan for the executive management team. In response to an uncertain economic environment, all members of the executive team voluntarily requested a temporary base salary reduction in the amount of 20% effective April 1, 2020.
“I am very proud of the dedication of our employees in this unprecedented environment. As leaders of this organization, the executive management team unanimously elected to reduce base salaries by 20% in addition to significant variable compensation reductions for the foreseeable future, as we evaluate all actions to preserve the quality of service for our customers, returns for our investors and maintain our commitment to Liberty culture. We have the best talent who lead the industry in execution, and our team is working diligently with our partners to help them manage their businesses in an uncertain environment,” commented Chris Wright, Chief Executive Officer. “We believe the focus, dedication and hard work of our employees, combined with deep relationships with our partners, a prudent approach to investment and a strong balance sheet, will allow us to navigate the current environment and position us favorably as conditions improve.”
About Liberty
Liberty is an independent provider of hydraulic fracturing services to onshore oil and natural gas exploration and production companies in North America. Liberty was founded in 2011 with a relentless focus on improving tight-oil completions, and an emphasis on customer partnerships and technology to find innovative answers to frac optimization. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyfrac.com.
Contact:
Michael Stock
Chief Financial Officer
303-515-2851
IR@libertyfrac.com